                                                                     EXHIBIT 4.9



                SECOND AMENDED AND RESTATED HCC PLEDGE AGREEMENT



                 SECOND AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of December 19, 1995, made by Hanover Compressor Company, a Delaware corporation ("HCC"), in favor of Chemical Bank, as collateral trustee (in such capacity, the "Collateral Trustee") under the Collateral Trust Agreement referred to below.


                             W I T N E S S E T H :


                 WHEREAS, HCC and the Agent (as defined below) were parties to the Pledge Agreement dated as of November 30, 1990 (as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date (as defined below), the "Original Pledge Agreement") made pursuant to the Credit Agreement, dated as of November 30, 1990, among HCC, Hanover Pipeline Company, a Delaware corporation, Hanover Energy Inc., a Texas corporation (predecessor in interest to Hanover Energy Holding Corporation, a Delaware Corporation) the banks and other financial institutions parties thereto (the "Banks") and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as agent (in such capacity, the "Agent") for the Banks (as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date, the "Original Credit Agreement"); and

                 WHEREAS, HCC, the Banks and the Agent amended and restated the Original Credit Agreement pursuant to the Amended and Restated Credit Agreement, dated as of June 29, 1993 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement"); and

                 WHEREAS, pursuant to the terms and conditions of the Existing Credit Agreement, HCC amended and restated the Original Pledge Agreement pursuant to the Amended and Restated Pledge Agreement, dated as of June 29, 1993 (as amended, supplemented or otherwise modified prior to the date hereof, the "Existing Pledge Agreement"); and

                 WHEREAS, HCC, the Banks and the Agent are concurrently with the execution of this Second Amended and Restated Pledge Agreement entering into the Second Amended and Restated Credit Agreement, dated as of the date hereof (as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"); and

                 WHEREAS, pursuant to the Credit Agreement, HCC, the Banks and the Agent have agreed to amend and restate the Existing Credit Agreement in accordance with the terms and conditions set forth in the Credit Agreement; and

                 WHEREAS, under the Credit Agreement, it is a condition precedent to the obligation of the Banks and the Agent to abide by the terms and conditions thereunder that HCC shall amend and restate the Existing Pledge Agreement in the manner hereinafter set forth; and

                 WHEREAS, HCC, as borrower, Joint Energy Development Investors Limited Partnership, a Delaware limited partnership ("JEDI"), as agent (in such capacity, the "JEDI Agent") for the lenders thereunder, and the financial institutions which are lenders thereunder (the "JEDI Lenders") are concurrently with the execution of this Second Amended and Restated Pledge Agreement entering into a Loan Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time (the "JEDI Loan Agreement"); and

                 WHEREAS, under the JEDI Loan Agreement, it is a condition precedent to the obligation of the JEDI Lenders and the JEDI Agent to abide by the terms and conditions thereunder that HCC shall amend and restate the Existing Pledge Agreement in the manner hereinafter set forth; and

                 WHEREAS, HCC, the Loan Parties (as defined in the Collateral Trust Agreement referred to below) and the Collateral Trustee are concurrently with the execution of this Second Amended and Restated Pledge Agreement entering into a Collateral Trust Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time the "Collateral Trust Agreement"); and

                 WHEREAS, under the Collateral Trust Agreement, the Collateral Trustee will act as collateral trustee for the benefit of the holders of Master Debt (as defined in the Collateral Trust Agreement) from time to time outstanding; and

                 WHEREAS, HCC is the legal and beneficial owner of the shares of Pledged Stock (as hereinafter defined) issued by the corporations listed on
Schedule I hereto (individually, an "Issuer", collectively, the "Issuers");

                 NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, HCC hereby agrees with the Collateral Trustee, for the benefit of the holders of the Obligations, as follows:

                 1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Collateral Trust Agreement and used herein are so used as so defined, and the following terms shall have the following meanings:

         "A&R Closing Date" means June 29, 1993, the closing date of the Existing Pledge Agreement.

         "Collateral" means the Pledged Stock and all Proceeds.

         "Obligations" means all Secured Obligations outstanding from time to time and entitled to the benefits of the Collateral Trust Agreement.

         "Pledge Agreement" means this Second Amended and Restated Pledge Agreement, as further amended, supplemented or otherwise modified from time to time.

         "Pledged Stock" means the shares of capital stock of the Issuers listed on Schedule I hereto, together with all stock certificates, options or rights of any nature whatsoever that may be issued or granted by any Issuer to HCC in respect of such capital stock while this Pledge
     Agreement is in effect.

         "Proceeds" means all "proceeds" as such term is defined in Section 9-306(1) of the UCC on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock, collections thereon or distributions with respect thereto.

         "UCC" means the Uniform Commercial Code from time to time in effect in the State of New York.

                 2. Pledge; Grant of Security Interest. HCC hereby delivers to the Collateral Trustee, for the ratable benefit of the holders of the Obligations, all the Pledged Stock and hereby grants to the Collateral Trustee, for the ratable benefit of the holders of the Obligations, a first security interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

                 3. Stock Powers. Concurrently with the delivery to the Collateral Trustee of each certificate representing one or more shares of Pledged Stock, HCC shall deliver an undated stock power covering such certificate, duly executed in blank by HCC.

                 4. Representations and Warranties. HCC represents and warrants that:

         (a) the shares of Pledged Stock of each Issuer listed on Schedule I constitute all the issued and outstanding shares of all classes of the capital stock of such Issuer except that with respect to H.C.C Compressor de Venezuela, C.A., the shares of Pledged Stock listed on Schedule I constitute 66% of the issued and outstanding shares of its capital stock;

         (b) all the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable;

         (c) HCC is the record and beneficial owner of, and has good and marketable title to, the Pledged Stock listed on Schedule I, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Pledge Agreement; and

         (d) upon delivery to the Collateral Trustee of the stock certificates evidencing the Pledged Stock, the Lien granted pursuant to this Pledge Agreement will constitute a valid, perfected first priority Lien on the Collateral in favor of the Collateral Trustee (assuming that the Collateral Trustee retains possession of the stock certificates evidencing the Pledged Stock), enforceable as such against all creditors of HCC and any Persons purporting to purchase any Collateral from HCC.

                 5. Covenants. HCC covenants and agrees with the Collateral Trustee that, from and after the date of this Pledge Agreement until the Obligations are paid in full and all commitments of all holders of the Obligations to extend additional Master Debt are terminated:

         (a) If HCC shall, as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any shares of the Pledged Stock, or otherwise in respect thereof, HCC shall accept the same as the agent of the Collateral Trustee and the holders of the Obligations, hold the same in trust for the Collateral Trustee and the holders of the Obligations and deliver the same forthwith to the Collateral Trustee in the exact form received, duly indorsed by HCC to the Collateral Trustee, if required, together with an undated stock power covering such certificate duly executed in blank by HCC, to be held by the Collateral Trustee, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Trustee to be held by it hereunder as additional collateral security for the Obligations, and if any distribution of capital or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the capital or property so distributed shall be delivered to the Collateral Trustee to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by HCC, HCC shall, until such money or property is paid or delivered to the Collateral Trustee, hold such money or property in trust for the Collateral Trustee and the holders of the Obligations, segregated from other funds of HCC, as additional collateral security for the Obligations.

         (b) Without the prior written consent of the Collateral Trustee, HCC will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, the Collateral, or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the Lien provided for by this Pledge Agreement or as otherwise permitted by all Master Debt Agreements. HCC will defend the right, title and interest of the Collateral Trustee and the holders of the Obligations in and to the Collateral against the claims and demands of all Persons whomsoever.

         (c) At any time and from time to time, upon the written request of the Collateral Trustee, and at the sole expense of HCC, HCC will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Trustee may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper (in each case as defined in the UCC), such note, instrument or chattel paper shall be promptly delivered to the Collateral Trustee, duly endorsed in a manner reasonably satisfactory to the Collateral Trustee, to be held as Collateral pursuant to this Pledge Agreement.

         (d) HCC agrees to pay, and to save the Collateral Trustee and the holders of the Obligations harmless from, any and all liabilities with respect to, or resulting from any delay by HCC in paying, any and all stamps, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Pledge Agreement.

                 6. Cash Dividends; Voting Rights. Unless an Actionable Event of Default shall have occurred and be continuing and the Collateral Trustee shall have given notice to HCC of the Collateral Trustee's intent to exercise its corresponding rights pursuant to paragraph 7, HCC shall be permitted to receive all cash distributions, to the extent permitted by all Master Debt Agreements, in respect of the Pledged Stock and to exercise all voting and corporate rights with respect to the Pledged Stock, provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Collateral Trustee's reasonable judgment, would reasonably be expected to have a material adverse effect on the Collateral or which would reasonably be expected to be inconsistent with or result in any violation of any provision of any Master Debt Agreement, the Collateral Trust Agreement or this Pledge Agreement.

                 7. Rights of the Collateral Trustee and the holders of the Obligations. (a) If an Actionable Event of Default shall occur and be continuing and the Collateral Trustee shall give HCC written notice of its intent to exercise the rights described below, (i) the Collateral Trustee shall have the right to receive any and all cash distributions paid in respect of the Pledged Stock and make application thereof pursuant to the terms of the Collateral Trust Agreement, and (ii) all shares of the Pledged Stock shall be registered in the name of the Collateral Trustee or its nominee, and the Collateral Trustee or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such shares of the Pledged Stock at any meeting of shareholders of the Issuers or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Issuers, or upon the exercise by HCC or the Collateral Trustee of any right, privilege or option pertaining to such shares of the Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it or such liability as is caused by the gross negligence or willful misconduct of the Collateral Trustee, but the Collateral Trustee shall have no duty to HCC to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

                 (b) The rights of the Collateral Trustee hereunder shall not be conditioned or contingent upon the pursuit by the Collateral Trustee of any right or remedy against the Issuer or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor, guarantee therefor or right of offset with respect thereto. Neither the Collateral Trustee nor any holder of the Obligations shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall the Collateral Trustee be under any obligation to sell or otherwise dispose of any Collateral upon the request of HCC or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

                 8. Remedies. If an Actionable Event of Default shall occur and be continuing, the Collateral Trustee, on behalf of the holders of the Obligations, may exercise, in addition to all other rights and remedies granted in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, the Collateral Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon HCC, the Issuers or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of the Collateral Trustee or any holder of the Obligations or elsewhere upon such terms and conditions as it reasonably may deem advisable and at such prices as it reasonably may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Trustee or any holder of the Obligations shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in HCC, which right or equity is hereby waived or released. The Collateral Trustee shall hold and apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale pursuant to the terms of the Collateral Trust Agreement. To the extent permitted by applicable law, HCC waives all claims, damages and demands it may acquire against the Collateral Trustee or any holder of the Obligations arising out of the exercise by them of any rights hereunder other than claims which arise out of the gross negligence or willful misconduct of the Collateral Trustee or any holder of the Obligations. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 30 days before such sale or other disposition. HCC shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Trustee or any holder of the Obligations to collect such deficiency.

                 9. Registration Rights; Private Sales. (a) If the Collateral Trustee shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to paragraph 8 hereof, and if in the reasonable opinion of the Collateral Trustee it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), HCC will cause the Issuers to (i) execute and deliver, and cause the directors and officers of the Issuers to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Trustee, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) to use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) to make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Trustee, are reasonably necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. HCC agrees to cause the Issuers to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions which the Collateral Trustee shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

                 (b) HCC recognizes that the Collateral Trustee may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. HCC acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale, and HCC further agrees that any such less favorable term or terms will not in and of itself or themselves constitute a sale made in a non-commercially reasonable manner. The Collateral Trustee shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuers to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Issuers would agree to do so.

                 (c) HCC further agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be reasonably necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this paragraph 9 valid and binding and in compliance with any and all other applicable Requirements of Law. HCC further agrees that a breach of any of the covenants contained in this paragraph 9 will cause irreparable injury to the Collateral Trustee and the holders of the Obligations, that the Collateral Trustee and the holders of the Obligations have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this paragraph 9 shall be specifically enforceable against HCC, and HCC hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Actionable Event of Default has occurred under any Master Debt Agreement.

                 10. Limitation on Duties Regarding Collateral. The Collateral Trustee's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby, shall be to deal with it in the same manner as the Collateral Trustee deals with similar securities and property for its own account. Neither the Collateral Trustee, any holder of the Obligations nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of HCC or otherwise.

                 11. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

                 12. Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 13. Paragraph Headings. The paragraph headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                 14. No Waiver; Cumulative Remedies. Neither the Collateral Trustee nor any holder of the Obligations shall by any act (except by a written instrument pursuant to paragraph 15 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any default under any Master Debt Agreement or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Trustee or any holder of the Obligations, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Trustee or any holder of the Obligations of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Trustee or such holder of the Obligations would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law, by the Master Debt Agreements or by the Collateral Trust Agreement.

                 15. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Pledge Agreement represents the agreement of HCC and the Collateral Trustee with respect to the subject matter hereof and there are no promises or representations by the Collateral Trustee or any holder of the Obligations relative to the subject matter hereof not reflected herein, in the Master Debt Agreements or in the Collateral Trust Agreement. None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument in accordance with the provisions of the Collateral Trust Agreement. This Pledge Agreement shall be binding upon the successors and assigns of HCC and shall inure to the benefit of the Collateral Trustee and the holders of the Obligations and their respective successors and assigns. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                 16. Notices. All notices, requests and demands given hereunder shall be given in accordance with the Collateral Trust Agreement.

                 17. Irrevocable Authorization and Instruction to Issuer. HCC hereby authorizes and instructs any Issuer to comply with any lawful instruction received by it from the Collateral Trustee in writing that (a) states that an Actionable Event of Default has occurred, (b) is otherwise in accordance with the terms of this Pledge Agreement and the Collateral Trust Agreement and (c) is simultaneously delivered to HCC, without any other or further instructions from HCC, and HCC agrees that any Issuer shall be fully protected in so complying.

                 18. Authority of Collateral Trustee. HCC acknowledges that the rights and responsibilities of the Collateral Trustee under this Pledge Agreement with respect to any action taken by the Collateral Trustee or the exercise or non-exercise by the Collateral Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the

Collateral Trustee and the holders of the Obligations, be governed by the Collateral Trust Agreement and the Master Debt Agreements and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Trustee and HCC, the Collateral Trustee shall be conclusively presumed to be acting as agent for the holders of the Obligations with full and valid authority so to act or refrain from acting, and neither HCC nor any Issuer shall be under any obligation to make any inquiry respecting such authority.

                 IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.



HANOVER COMPRESSOR COMPANY


By:_________________________
   Title:

CHEMICAL BANK, as Collateral Trustee

By:_________________________
   Title:

                          ACKNOWLEDGEMENT AND CONSENT


                 Each of the Issuers referred to in the foregoing Pledge Agreement hereby acknowledges receipt of a copy thereof, agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to notify the Collateral Trustee promptly in writing of the occurrence of any of the events described in paragraph 5(a) of the Pledge Agreement. Each Issuer further agrees that the terms of paragraph 9(c) of the Pledge Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of paragraph 9 of the Pledge Agreement.





HANOVER/SMITH, INC.                        H.C.C. COMPRESSOR de VENEZUELA, C.A.



By_________________________                By:_________________________________
  Title:                                      Title:

Address for Notices:                       Address for Notices:


12001 North Houston Rosslyn                12001 North Houston Rosslyn
Houston, Texas  77086                      Houston, Texas  77086
Tel:  (713) 447-8787                       Tel:  (713) 447-8787
Fax:  (713) 447-0821                       Fax:  (713) 447-0821

With a copy to:                            With a copy to:

Neal Gerber & Eisenberg                    Neal Gerber & Eisenberg
Two North LaSalle, Suite 2200              Two North LaSalle, Suite 2200
Chicago, Illinois  60602                   Chicago, Illinois  60602
Attention:  Richard S. Meller              Attention:  Richard S. Meller
Tel:  (312) 269-8000                       Tel:  (312) 269-8000
Fax:  (312) 269-1747                       Fax:  (312) 269-1747

MAINTECH ENTERPRISES, INC.



By_________________________
  Title:

Address for Notices:

12001 North Houston Rosslyn
Houston, Texas  77086
Tel:  (713) 447-8787
Fax:  (713) 447-0821

With a copy to:

Neal Gerber & Eisenberg
Two North LaSalle, Suite 2200
Chicago, Illinois  60602
Attention:  Richard S. Meller
Tel:  (312) 269-8000
Fax:  (312) 269-1747


HANOVER ACQUISITION CORP.                  HANOVER LAND COMPANY



By_________________________                By:_________________________________
  Title:                                      Title:

Address for Notices:                       Address for Notices:


12001 North Houston Rosslyn                12001 North Houston Rosslyn
Houston, Texas  77086                      Houston, Texas  77086
Tel:  (713) 447-8787                       Tel:  (713) 447-8787
Fax:  (713) 447-0821                       Fax:  (713) 447-0821

With a copy to:                            With a copy to:

Neal Gerber & Eisenberg                    Neal Gerber & Eisenberg
Two North LaSalle, Suite 2200              Two North LaSalle, Suite 2200
Chicago, Illinois  60602                   Chicago, Illinois  60602
Attention:  Richard S. Meller              Attention:  Richard S. Meller
Tel:  (312) 269-8000                       Tel:  (312) 269-8000
Fax:  (312) 269-1747                       Fax:  (312) 269-1747

                                 SCHEDULE I                           To Pledge
                                                                      Agreement


                         DESCRIPTION OF PLEDGED STOCK


                                Class         Stock                      % of
                                  of       Certificate      No. of       Capital
 Issuer                         Stock          No.          Shares       Stock
 ------                         -----      -----------      ------       -----
 Maintech Enterprises, Inc.     Common         17           16,497        100%

 Hanover/Smith, Inc.            Common        C-1            1,000        100%

 H.C.C. Compressor de           Common         1               330         66%
   Venezuela, C.A.

 Hanover Acquisition            Common         2               100        100%
   Corp.

 Hanover Land Company           Common         1             1,000        100%